Exhibit 4

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of October 22 2008, is entered into by and between Getty Images, Inc., a Delaware corporation (“Purchaser”), and                      (“Stockholder”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, pursuant to the Stock Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, by and between Purchaser and Jupitermedia Corporation (“Seller”), a Delaware corporation, Purchaser will purchase from Seller all of the issued and outstanding common stock (the “Transaction”) of Jupiterimages Corporation, an Arizona corporation and a wholly-owned subsidiary of Seller (the “Company”);

WHEREAS, as of the date hereof, Stockholder is the record and beneficial owner of                      shares of common stock (“Seller Stock”), par value $0.01 per share, of Seller (such shares of Seller Stock (excluding options to acquire shares of Seller Stock but including shares of Seller Stock acquired upon exercise thereof), together with any other shares of Seller Stock (excluding options to acquire shares of Seller Stock but including shares of Seller Stock acquired upon exercise thereof) acquired by Stockholder after the date hereof, being collectively referred to herein as the “Stockholder Shares”); and

WHEREAS, as a condition to its willingness to enter into the Purchase Agreement, Purchaser has required that Stockholder enter into this Agreement and, in order to induce Purchaser to enter into the Purchase Agreement, Stockholder is willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises, covenants and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and pursuant to the Purchase Agreement, Stockholder and Purchaser hereby agree as follows:

1. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Purchaser as follows:

(a) Authority. Stockholder has all necessary power and authority to execute and deliver this Agreement and to perform his obligations hereunder. The execution, delivery and performance by Stockholder of this Agreement and the transactions contemplated hereby have been duly authorized and approved by all necessary action on the part of Stockholder and no further action on the part of Stockholder is necessary to authorize the execution and delivery by Stockholder of this Agreement or the performance by Stockholder of his obligations hereunder. This Agreement has been duly executed and delivered by Stockholder and, assuming due and valid authorization, execution and delivery hereof by Purchaser, constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity.

(b) Consents and Approvals; No Violations. No consents or approvals of, or filings, declarations or registrations with, any Governmental Agency are necessary for the performance by Stockholder of his obligations under this Agreement, other than such consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by Stockholder of any of his obligations under this Agreement. Neither the execution and delivery of this Agreement by Stockholder nor the performance by Stockholder of his obligations hereunder will (i) violate any Law or Order applicable to such Stockholder, or (ii) require the consent or other action by any Person under, constitute default under or result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of, Stockholder under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Stockholder is a party, or by which his assets may be bound or affected, except for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as would not, individually or in the aggregate, reasonably be expected to prevent or delay the performance by Stockholder of any of his obligations under this Agreement.

(c) Ownership of Shares. Stockholder owns, beneficially and of record, all of the Stockholder Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than proxies and restrictions in favor of Purchaser pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” Laws of the various states of the United States). Without limiting the foregoing, except for proxies and restrictions in favor of Purchaser pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” Laws of the various states of the United States, Stockholder has sole voting power and sole power of disposition with respect to all Stockholder Shares, with no restrictions on Stockholder’s rights of voting or disposition pertaining thereto and no Person other than Stockholder has any right to direct or approve the voting or disposition of any Stockholder Shares. As of the date hereof, except as set forth on Schedule 1.1(c), Stockholder does not own, beneficially or of record, or have the right to acquire, any securities of Seller other than the Stockholder Shares.

(d) Brokers. Except with respect to Seller’s engagement of Merrill Lynch & Co, Inc. as its financial advisor in connection with the Transaction, Stockholder has not engaged, directly or indirectly, any broker, investment banker, financial advisor or other Person who is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission that is payable by the Company, Purchaser or any of their respective Subsidiaries in connection with the transactions contemplated by the Purchase Agreement.

(e) Reliance by Purchaser. Stockholder understands and acknowledges that Purchaser is entering into the Purchase Agreement in reliance upon Stockholder’s execution and delivery of this Agreement.

2. Additional Covenants of the Stockholder. Subject to Section 4(a), Stockholder hereby covenants and agrees that:

(a) Voting. From the date hereof until any termination of this Agreement in accordance with its terms, at any meeting of the stockholders of Seller however called (or any action by written consent in lieu of a meeting) or any adjournment thereof, Stockholder shall vote all Stockholder Shares (other than Stockholder Shares transferred to Permitted Transferees (as defined below) in accordance with Section 2(c)) or, as appropriate, execute written consents in respect thereof, (i) in favor of the approval of the Purchase Agreement and the transactions contemplated thereby, (ii) against any action or agreement (including, without limitation, any amendment of any agreement) that would result in a breach of any representation, warranty, covenant, agreement or other obligation of Seller in the Purchase Agreement, (iii) against any Acquisition Proposal and (iv) against any agreement (including, without limitation, any amendment of any agreement), amendment of the Charter Documents or the certificate or incorporation or bylaws of Seller or other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the transactions contemplated by the Purchase Agreement. Any such vote shall be cast (or consent shall be given) by Stockholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.

(b) Proxy. In order to secure the performance of such Stockholder’s obligations under this Agreement, by entering into this Agreement, such Stockholder hereby irrevocably (subject to the terms of the immediately following sentence) grants a proxy appointing each executive officer of Purchaser as such Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in his name, to vote, express consent or dissent, or otherwise utilize such voting power solely in the manner contemplated by Section 2(a) as such attorney-in-fact and proxy, in his or her sole discretion, deems proper with respect to such Stockholder Shares. The proxy granted by such Stockholder pursuant to this Section 2(b) shall be revoked upon the earlier of (i) termination of this Agreement in accordance with its terms and the provisions of Section 212(e) of the DGCL or (ii) consummation of the transactions contemplated by the Purchase Agreement. Such Stockholder hereby revokes any and all previous proxies granted with respect to the Stockholder Shares for any matters covered by Section 2(a).

(c) Restriction on Transfer; Proxies; Non-Interference. From the date hereof until any termination of this Agreement in accordance with its terms, except as provided hereunder or under the Purchase Agreement and except for the exercise of any options to purchase shares of Seller Stock (but not the sale of the underlying shares of Seller Stock), such Stockholder shall not, directly or indirectly, (i) sell, transfer (including by operation of Law), give, pledge, encumber, assign or otherwise dispose of (including, without limitation, any Constructive Disposition (as defined below)), or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of, any Stockholder Shares (or any right, title or interest thereto or therein), (ii) deposit any Stockholder Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Stockholder Shares with respect to any matters covered by Section 2(a), (iii) take any action that would make any representation or warranty of Stockholder set forth in this Agreement untrue or incorrect in any material respect or have the effect of preventing, disabling or delaying Stockholder from performing any of his obligations under this Agreement or (iv) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i), (ii) or (iii) of this Section 2(c). As used herein, the term “Constructive Disposition” means, with respect to any Stockholder Shares, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership. Any attempted transfer of the Stockholder Shares or any interest therein in violation of this Section 2(c) shall be null and void. In furtherance of this Agreement, Stockholder shall and hereby does authorize Seller’s and Purchaser’s counsel to notify Seller’s transfer agent that there is a stop transfer restriction with respect to all of the Stockholder Shares (and that this Agreement places limits on the voting and transfer of the Stockholder Shares); provided, however, that any such stop transfer restriction shall terminate upon the termination of this Agreement in accordance with its terms and, upon such event, Purchaser shall notify Seller’s transfer agent of such termination. Nothing in this Agreement shall prohibit a transfer of any shares of Seller Stock (i) by Stockholder to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or (ii) upon the death of Stockholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Purchaser, to be bound by all of the terms of this Agreement (each such transferee, a “Permitted Transferee”). Notwithstanding anything to the contrary in this Agreement, (A) Stockholder shall not be obligated to exercise any option to purchase shares of Seller Stock and (B) in the event Stockholder does exercise any option to purchase shares of Seller Stock, he may do so on a cashless exercise basis.

(d) No Solicitation. Subject to Section 4(a), Stockholder acknowledges and agrees that it has reviewed and understands Section 5.6 of the Purchase Agreement and hereby agrees from the date hereof until the termination of this Agreement that it shall be bound by Section 5.6 of the Purchase Agreement to the same extent as if Stockholder were bound by Seller’s obligations thereunder.

(e) Legends. If requested by Purchaser, Stockholder agrees to cause all certificates representing Stockholder Shares to bear a prominent legend stating that such Stockholder Shares are subject to the transfer, voting and other restrictions described in this Agreement.

3. Termination. This Agreement shall terminate on the first to occur of (a) the termination of the Purchase Agreement in accordance with its terms and (b) the Closing. Notwithstanding the foregoing, (i) nothing herein shall relieve any party from liability for fraud or any willful breach of this Agreement and (ii) the provisions of this Section 3, Section 4 and Section 1 of this Agreement, shall survive any termination of this Agreement.

4. Miscellaneous.

(a) Action in Stockholder Capacity Only. The parties acknowledge that this Agreement is entered into by Stockholder in his capacity as owner of the Stockholder Shares and that nothing in this Agreement shall in any way restrict or limit any director or officer of Seller (including, without limitation, Stockholder) from taking any action in his or her capacity as a director or officer of Seller that he or she, in good faith, reasonably believes is necessary for him or her to comply with his or her fiduciary duties as a director or officer of Seller, including, without limitation, participating in his or her capacity as a director of Seller in any discussions or negotiations of the Purchase Agreement or any other actions, discussions or negotiations permitted under Section 5.6 of the Purchase Agreement, and no such action taken (or omitted to be taken) by Stockholder in any such capacity shall be deemed to constitute a breach of or a default under any provision of this Agreement. Purchaser acknowledges that Stockholder cannot bind Seller in connection with any matter contemplated hereby, and is not so binding Seller hereunder, without the express written authorization of Seller’s Board of Directors.

(b) Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(c) Additional Shares. Until any termination of this Agreement in accordance with its terms, Stockholder shall promptly notify Purchaser of the number of shares of Seller Stock, if any, as to which Stockholder acquires record or beneficial ownership after the date hereof. Any shares of Seller Stock as to which Stockholder acquires record or beneficial ownership after the date hereof and prior to termination of this Agreement shall be Stockholder Shares for purposes of this Agreement. Without limiting the foregoing, in the event of any stock split, stock dividend or other change in the capital structure of Seller affecting the Seller Stock, the number of shares of Seller Stock constituting Stockholder Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Seller Stock or other voting securities of Seller issued to Stockholder in connection therewith.

(d) Definition of “Beneficial Ownership.” For purposes of this Agreement, “beneficial ownership” with respect to (or to “own beneficially”) any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

(e) Further Assurances. From time to time, at the request of Purchaser and without further consideration, Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(f) Amendments; Waiver. This Agreement may not be amended or supplemented, except by a written agreement executed by the parties hereto. Any party to this Agreement may (i) waive any inaccuracies in the representations and warranties of any other party hereto or extend the time for the performance of any of the obligations or acts of any other party hereto or (ii) waive compliance by the other party with any of the agreements contained herein. Notwithstanding the foregoing, no failure or delay by Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(g) Governing Law; Jurisdiction; Waiver of Jury Trial.

(i) Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware applicable to contracts made and performed in such state without reference to such state’s principles of conflicts of law.

(ii) Any legal action or proceeding with respect to this Agreement shall be brought in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, and, by execution and delivery of this Agreement, the parties hereto hereby accept for themselves and in respect of their property the jurisdiction of the aforesaid courts in connection with any such action or proceeding. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions. Each party hereby consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address set forth in Section 4(j) hereof and agrees that such service upon receipt shall constitute good and sufficient service of process or notice thereof. Nothing in this Section 4(g) shall affect or eliminate any right to serve process in any other matter permitted by Law.

(iii) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(h) Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages may not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity.

(i) Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights hereunder.

(j) Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission), or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other parties pursuant to this provision):

If to Purchaser:	Getty Images, Inc. 601 N. 34th Street Seattle, Washington 98103 Attention: John Lapham, Esq. Facsimile: (206) 925-5623

With a copy to:	Weil, Gotshal & Manges LLP 201 Redwood Shores Parkway Redwood Shores, California 94065 Attention: Craig W. Adas Kyle C. Krpata Facsimile: (650) 802-3100

If to Stockholder:	______________________

______________________

______________________

Attention: Facsimile:

With a copy to:	Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 Attention: Jeffrey R. Poss, Esq. Facsimile: (212) 728-9536

Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving written notice specifying such change to the other parties hereto.

(k) Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(l) Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 4(l) shall be null and void.

(m) Descriptive Headings. Headings of Sections and subsections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

(n) Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(o) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GETTY IMAGES, INC.

By:
Name:
Title:

[STOCKHOLDER]

By:
Name:
Title:

SCHEDULE 1.1(c)